Exhibit C

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (the “Agreement”), dated as of May 29, 2007, is made by and among the parties listed under “Shareholders” on the signature pages hereto (each individually, a “Shareholder” and, collectively, the “Shareholders”), VH Holdings, Inc., a Delaware corporation (“Parent”), and VH MergerSub, Inc., an Illinois corporation and a wholly-owned subsidiary of Parent (“Sub”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent, Sub and CDW Corporation, an Illinois corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger of Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholders beneficially own, or have, individually or together, complete investment authority over, and have, individually or together (or upon exercise or exchange of a convertible security will have) the power to vote and dispose of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth opposite their name on Schedule A attached hereto (the “Owned Shares” and, together with any securities issued or exchanged with respect to such shares of Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure or securities of which such Shareholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have required that the Shareholders agree, and in order to induce Parent and Sub to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

SUPPORT AGREEMENT

Section 1.1 Support Agreement. The Shareholders hereby agree that during the Voting Period (as defined below), at any meeting of the shareholders of the Company, however called, or at any adjournment thereof or in any other circumstances upon which a vote or other approval is sought, the Shareholders shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Shares in favor of the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) vote (or cause to be voted) the Covered Shares against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company and any of its Subsidiaries (other than pursuant to the Merger), dividend or distribution, (B) any change in the corporate structure of the Company or its Subsidiaries or any amendment to the Company’s articles of incorporation or bylaws (other than pursuant to the Merger Agreement), (C) any Takeover Proposal or other proposal made in opposition to or in competition with the consummation of the Merger, (D) the election of a group of individuals to replace a majority or more of the individuals on the Board of Directors of the Company as of the date hereof and (E) any other action, agreement, proposal, plan or arrangement that could reasonably be expected to result in a breach of a representation, warranty or covenant of the Company under the Merger Agreement or would in any manner prevent or materially impede, interfere with or delay the Merger, the approval of the Merger Agreement or the consummation of any of the transactions involving Parent and Sub contemplated by the Merger Agreement. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.1 hereof. The Shareholders agree that, during the Voting Period, they will not, in their capacity as shareholders of the Company, act by written consent on any matter. The provisions of this Section 1.1 shall apply whether or not the Company breaches any of its representations, warranties, covenants or agreements under the Merger Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby represent and warrant to each Shareholder as follows:

Section 2.1 Valid Existence. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted.

Section 2.2 Authority Relative to This Agreement. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to Parent and Sub as follows:

Section 3.1 Authority Relative To This Agreement. Such Shareholder has the legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2 No Conflict.

(a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations under this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which such Shareholder is a party or (iii) render the provisions of Sections 7.85 and 11.75 of the IBCA applicable to the Merger, the Merger Agreement or this Agreement.

(b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity, agency or official except for applicable requirements of the Securities and Exchange Act of 1934, as amended.

Section 3.3 Ownership Of Shares. As of the date hereof, such Shareholder has good and marketable title to and is the beneficial owner (within the meaning provided in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of the Owned Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Covered Shares. Such Shareholder does not beneficially own or exercise control or direction over, directly or indirectly, any securities of the Company except as set forth on Schedule A hereto. Other than as provided in this Agreement, such Shareholder is not currently obligated to grant and has not granted any proxy in respect of any of the Covered Shares and such Shareholder has not entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Covered Shares. None of the Covered Shares is subject to, or is the subject of, any commitment, undertaking or agreement, the terms of which would affect in any way the ability of such Shareholder to perform such Shareholder’s obligations under this Agreement, or, once acquired by Parent, of Parent to enjoy the full rights of ownership thereof. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Covered Shares.

Section 3.4 Shareholder Has Adequate Information. Such Shareholder is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Parent or Sub and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that neither Parent nor Sub has made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 3.5 No Setoff. To the knowledge of such Shareholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Covered Shares or affect the validity or enforceability of the Covered Shares.

Section 3.6 Reliance. Such Shareholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.7 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, such Shareholder makes no express or implied representation or warranty with respect to such Shareholder, the Covered Shares, or otherwise.

ARTICLE IV.

COVENANTS OF THE SHAREHOLDERS

Each Shareholder hereby covenants and agrees as follows:

Section 4.1 No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, such Shareholder hereby agrees to not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (ii) sell, sell short, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option futures contract, short sale, derivative contract or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance, delivery or other disposition of (including by merger, consolidation operation of law or otherwise), any Covered Shares. Promptly following the date hereof, such Shareholder and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement. If any Covered Shares are acquired after the date hereof by a Shareholder, the foregoing instructions shall be delivered upon acquisition of such Covered Shares. Notwithstanding the foregoing, the Shareholders may transfer (A) up to 284,900 of the Covered Shares by gift to charitable organizations without restriction and (B) up to 1,424,501 of the Covered Shares by gift to charitable organizations provided that prior to, and as a condition of, any such gift, each transferee under this clause (B) shall unconditionally and irrevocably, in accordance with the IBCA and to the fullest extent permitted by applicable law, appoint Parent or its designee, and each of them, as such transferee’s sole and exclusive attorney-in-fact and proxies, with full power of substitution and re-substitution, to vote the transferred Covered Shares and to exercise all voting, consent and similar rights of such transferee with respect to the Covered Shares (including, without limitation, the power to execute and deliver written consents and to cause the Covered Shares to be counted as present for the purpose of establishing a quorum) at every annual, special or adjourned meeting of the holders of the Common Stock and in every written consent in lieu of such meeting, in accordance with clauses (ii) and (iii) of Section 1.1; and provided further that all such transferred Covered Shares shall be certificated and the certificate shall bear a legend that they are subject to the terms of this Agreement and the proxy contemplated by clause (B) of this Section 4.1. Any proxy granted pursuant to clause (B) of this Section 4.1 shall terminate immediately at the same time as this Agreement is terminated in accordance with Section 5.1 hereof.

Section 4.2 Dissent Rights. Such Shareholder covenants that he or she will not exercise any rights of dissent or appraisal provided under the Merger, any applicable laws (including the IBCA) or otherwise in connection with the approval of the Merger or any other corporate transaction considered at the Shareholders Meeting.

Section 4.3 Public Announcement. Such Shareholder shall obtain the written consent of Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, in its capacity as a shareholder of the Company, except as may be required by law with respect to the making of a public statement (in which case, each Shareholder will consult with Parent prior to making such public statement).

Section 4.4 Additional Shares; Notification. Such Shareholder shall as promptly as practicable notify Parent of the number of any new Covered Shares acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though beneficially owned by such Shareholder on the date hereof. Such Shareholder agrees that such Shareholder will promptly notify Parent in writing upon any representation or warranty of such Shareholder in this Agreement becoming untrue in any material respect or upon an obligation of such Shareholder not being complied with in any material respect.

Section 4.5 No Restraint on Officer or Director Action; Etc. Notwithstanding anything to the contrary herein, each of Parent and Sub hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict any Shareholder with respect to any act or omission that such Shareholder may undertake or authorize in his or her capacity as a director or officer of the Company or any subsidiary thereof, including any vote that such individual may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company. The agreements set forth herein shall in no way restrict any such director or officer in the exercise of his or her duties as a director or officer of the Company or any subsidiary thereof. Each Shareholder has executed this Agreement solely in his or her capacity as the record and/or beneficial owner of his or her Covered Shares and no action taken by such Shareholder solely in his or her capacity as a director or officer of the Company or any subsidiary thereof shall be deemed to constitute a breach of any provision of this Agreement.

Section 4.6 Further Assurances. Subject to Section 4.5 above, such Shareholder hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by the Merger Agreement (other than any Takeover Proposal or Superior Proposal), and to carry out the intents and purposes of this Agreement. Subject to Section 4.5, such Shareholder agrees that such Shareholder will not enter into any agreement, arrangement or understanding or make any commitment with any person that would violate any provision or agreement contained in this Agreement.

ARTICLE V.

MISCELLANEOUS

Section 5.1 Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) written notice of termination of this Agreement by Parent or Sub to Shareholders (such date of termination, the “Termination Date”); except that the provisions of this Article V shall survive any such termination.

Section 5.2 Survival of Representations and Warranties. The respective representations and warranties of the Shareholders, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement pursuant to Section 5.1, and thereafter, except in the case of fraud or willful misconduct or any breach by any Shareholder of this Agreement prior to its termination in accordance with Section 5.1, no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

Section 5.3 Fees And Expenses. Except as otherwise expressly provided in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

if to Parent or Sub:

VH Holdings, Inc.
c/o Madison Dearborn Partners, LLC Three First National Plaza
Chicago, Illinois 60602
Facsimile: (312) 895-1001
Attn: Mark B. Tresnowski, Esq.

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Facsimile: (312) 861 2200
Attn: Edward T. Swan, P.C.
Michael D. Paley

if to the Shareholders:

Attn: Michael P. Krasny; Michael Tepper.
Sawdust Investment Management Corp.
1622 Willow Road Suite 200 Northfield, IL 60093
Facsimile: (847) 498-1177

with copies to:

Sullivan & Cromwell LLP 125 Broad Street
New York, New York 10004-2498

Facsimile: (212) 558 3588
Attn: W. Jay Clayton, III

Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 5.4 at:

CDW Corporation
200 N. Milwaukee Avenue
Vernon Hills, Illinois 60061
Facsimile: (847) 968-0336
Attn: John A. Edwardson

with copies to:

CDW Corporation
200 N. Milwaukee Avenue
Vernon Hills, Illinois 60061
Facsimile: (847) 968-0303
Attn: Christine A. Leahy

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
Attn: Thomas A. Cole, Esq.
Dennis V. Osimitz, Esq.

Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.6 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that either Parent or Sub may assign all or any of its rights and obligations hereunder to an Affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 5.7 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 5.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. However, if after the execution hereof and before the Termination Date the Shareholders should die or become incapacitated, this Agreement shall be binding on the Shareholders’ estate or other legal representative.

Section 5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.11 Specific Performance; Submission To Jurisdiction.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Northern District of Illinois (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Illinois), this being in addition to any other remedy to which the parties are entitled at law or in equity under this Agreement.

(b) The parties hereby irrevocably submit to the jurisdiction of the United States District Court for the Northern District of Illinois (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Illinois) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11(c).

Section 5.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.14 Further Assurances. From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Sub and the Shareholders have caused this Agreement to be duly executed on the date hereof.

VH HOLDINGS, INC.

By:
Name:
Title:

VH MERGERSUB, INC.

By:
Name:
Title:

SHAREHOLDERS:

Michael P. Krasny Revocable Trust U/A/D July 1, 1993

By:
Name:
Title:

CIRCLE OF SERVICE FOUNDATION, INC.

By:
Name:
Title:

MPK-DT 2005 GRAT I

By:
Name:
Title:

MPK-DT 2006 GRAT II

By:
Name:
Title:

Signature Page to Support Agreement

MPK-DT 2005 GRAT I

By:
Name:
Title:

MPK DT 2006 GRAT III

By:
Name:
Title:

MPK 2006 GRAT I

By:
Name:
Title:

MPK 2006 GRAT II

By:
Name:
Title:

Signature Page to Support Agreement

Schedule A

Shareholder	Shares of Common Stock	Options to Purchase Common Stock
Michael P. Krasny Revocable Trust U/A/D July 1, 1993	12,359,779	35,080
Circle of Service Foundation, Inc	431,786	0
MPK-DT 2005 GRAT I	436,538	0
MPK-DT 2006 GRAT II	1,000,000	0
MPK DT 2006 GRAT III	1,000,000	0
MPK 2006 GRAT I	1,000,000	0
MPK 2006 GRAT II	1,000,000	0
MPK-DT 2006 GRAT I	419,959	0
TOTAL:	17,648,062	0